Exhibit 99.1

          Interleukin Genetics Announces the Departure of Two Directors
                      and the Appointment of One Director

    WALTHAM, Mass.--(BUSINESS WIRE)--Sept. 20, 2004--Interleukin Genetics, Inc. (OTCBB: ILGN) announced today that two directors elected by Pyxis Innovations, Inc. (Pyxis), a subsidiary of Alticor and the sole holder of Interleukin's Series A Preferred Stock, have resigned from the Board of Directors and that Pyxis has nominated one new director.
    On September 14, 2004, Bert Crandell and Beto Guajardo resigned from our Board of Directors. Both of the directors had been elected by Pyxis in accordance with our Certificate of Incorporation, as amended, under which they have the right to appoint four out of five members of our Board of Directors. On September 15, 2004, Pyxis elected Mr. William J. Viveen, Jr. to the Board of Directors. Mr. Viveen is Vice President Finance and Corporate Controller of Alticor, Inc., an affiliate of Pyxis. Mr. Viveen will also succeed Mr. Guajardo as a member of our Audit Committee.
    "We would like to express our thanks to Bert and Beto for their contributions to the Board since their election and simultaneously extend a warm welcome to Bill Viveen to our Board" said Philip R. Reilly, MD, JD, Interleukin's Chairman and Chief Executive Officer. "We look forward to continuing our excellent working relationship with Alticor."

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

    CONTACT: Interleukin Genetics
             Fenel M. Eloi, 781-398-0700